Exhibit 4.51
AGREEMENT
THIS AGREEMENT IS ENTERED INTO BY AND BETWEEN:
RANDGOLD RESOURCES LIMITED, a company incorporated in Jersey, Channel Islands under registration number 62686 and whose registered office is La Motte Chambers, La Motte Street, St Helier, JE1 1BJ Channel Islands,
Represented by Mr. Chris PRINSLOO, duly empowered,
Acting as Financial and Commercial Manager,
Hereinafter referred to as “RRL”
on the first part,
And
DTP TERRASSEMENT, a French Public Limited Company (“Société Anonyme”) with a capital of 10.000.020 €, registered in France at the trade register (“Registre du Commerce et des Sociétés) of Versailles under the number 343 893 251, and whose registered office is located at 1, avenue Eugène Freyssinet — 78280 Guyancourt (France).
Represented by Mr. Charles ALLAMAGNY, duly empowered,
Acting as Mining Director,
Hereinafter referred to as “DTP”
on the second part,
RRL and DTP being hereinafter referred to individually as the « Party », and collectively as the « Parties ».

RECITALS:
A.	RRL and its subsidiaries are gold focused mining and exploration companies (hereinafter referred to as the “RRL Group”).

B.	DTP and certain of its subsidiaries have developed a line of business in open pit mining operation (hereinafter referred to as the “DTP Group”).

C.	DTP Group is currently operating on the Tongon mine in Ivory Coast as well as the Morila mine and the Loulo 3 pit in the Republic of Mali for RRL Group.

D.	RRL and DTP are the two shareholders of a company registered in Jersey under the name “RAL 1 Limited” (hereinafter referred to as “RAL 1”), the purpose of which is to purchase various mining equipment and to lease them to the DTP Group for the performance of the mining works it carries out for RRL Group.

E.	RRL wishes to develop its mining tenement located at Gounkoto, Mali, and for this purpose wishes to award to a mining operator the contract for the mining works at the Gounkoto mine (hereinafter referred to as the “Gounkoto Contract”). RRL is willing the mining works at the Gounkoto mine to commence on January 1st; 2011.

F.	The Parties are now discussing the possible award of the Gounkoto Contract to DTP.

G.	In the meantime, RRL has reviewed the steps to be taken to ensure a timely commencement of the mining works at the Gounkoto mine on January 1st, 2011, and it arose that the various mining equipment required for the performance of the Gounkoto Contract (hereinafter referred to as the “Equipment”) has to be purchased without delay.

H.	RRL has requested DTP to accept the Equipment to be purchased by RAL 1 without awaiting the possible award of the Gounkoto Contract to DTP and the execution thereof by the Parties. DTP has accepted RRL’s request.

I.	The Parties have therefore agreed to provide funding to RAL 1 through a shareholder loan in accordance with their respective shareholding in RAL 1 (namely : RRL: 50.1%, and DTP: 49.9%).

J.	However, RAL 1’s purpose is to own equipment operated exclusively by DTP Group for the performance of the mining works entrusted to DTP Group by RRL Group. It is therefore recorded that RAL 1 shall not remain the owner of the Equipment should the Gounkoto Contract be not awarded to DTP.

K.	Considering the above, the Parties wish to address and administrate the consequences of the Gounkoto Contract not being awarded to DTP and executed by the Parties, and have therefore decided to set forth hereafter their respective rights and duties should such event occur.
NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the Parties hereto agree as follows (hereinafter referred to as the “Agreement”):

1.	PURPOSE OF THIS AGREEMENT

The Parties have agreed as a general principle that, in the event themselves or certain of their respective Subsidiaries (as defined in sub-clause 2.4) should finally not enter into the Gounkoto Contract upon a date set forth in sub-clause 2.1 hereafter, whatever be the cause thereof, then:
(i)	the Equipment purchased by RAL 1 for the Gounkoto mine will be sold to RRL, which will become the sole owner of the Equipment,

and

(ii)	all monies lent by DTP to RAL 1 to finance the Equipment’s purchase will be repaid in full by RRL to DTP.
2.	REPAYMENT OF DTP’S LOAN AMOUNT

2.1	Should the Parties or certain of their respective Subsidiaries (as defined hereunder) not enter into the Gounkoto Contract on the 31 December 2010 at the latest, whatever be the cause thereof, then the Parties covenant and agree that RRL will pay to DTP the amount of the loan granted by DTP to RAL 1 for the Equipment purchase, such amount corresponding to 49.9% of the price of the Equipment purchased by RAL 1 for the performance of Gounkoto’s mining works (hereinafter referred to as the “Amount”).

2.2	RRL will pay the Amount to DTP within 10 calendar days computed from the date referred to in sub-clause 2.1 hereof.

2.3	Should the Parties decide to modify the date set forth in sub-clause 2.1 above, such modification shall be made only by a written amendment to this Agreement duly signed by the Parties. The payment period referred to in sub-clause 2.2 above will then be computed from such new date.

2.4	For the purpose of this Agreement, the “Subsidiaries” shall mean the companies owned totally or not, directly or not, by DTP or RRL, but excluding RAL 1.

3.	PURCHASE OF THE EQUIPMENT BY RRL

3.1	The Parties agree as RAL 1 shareholders that RAL 1 will sell the Equipment to RRL and RRL will purchase the Equipment to RAL 1 if both of the following events have occurred:
(i)	the Gounkoto Contract is not entered into between the Parties or certain of their respective Subsidiaries on the date set forth in sub-clause 2.1 above (or such other date that the Parties may have agreed in accordance with sub-clause 2.4),

and

(ii)	DTP has been paid with the Amount by RRL in accordance with clause 2.
3.2	Once the events set forth in sub-clause 3.1 have occurred, neither Party shall have the right to refuse or impede the sale of the Equipment to RRL.

3.3	DTP shall not derive any benefit from the Equipment’s sale to RRL further to the payment of the Amount to DTP in accordance with clause 2 above.

4.	DURATION

4.1	This Agreement shall be effective at its signature by the Parties.

4.2	This Agreement shall expire upon the earlier of the two following events:
(i)	the execution of the Gounkoto Contract by the Parties or certain of their respective Subsidiaries on or before the date set forth in sub-clause 2.1 above (or such other date agreed by the Parties in accordance with sub-clause 2.3),

or

(ii)	the full payment of the Amount by RRL to DTP and the purchase of the Equipment by RRL to RAL 1.
4.3	Termination shall not release either Party from any liability which at the time of such termination has already accrued.

5.	GOVERNING LAW AND RESOLUTION OF DISPUTES

5.1	This Agreement is governed by and shall be construed in accordance with the substantive laws of Jersey.

5.2	Unless settled amicably, any dispute shall be:
(i)	settled under the Rules of Arbitration of the International Chamber of Commerce,

(ii)	settled by three arbitrators appointed in accordance with these Rules.
The venue be London, England, and the arbitration shall be conducted in English.

The award shall be final and binding on the Parties.

6.	MISCELLANEOUS

6.1	No failure or delay to exercise, or any single or partial exercise of, any right or remedy under this Agreement shall be construed or operate as a waiver thereof or prevent any further exercise of such or any other right or remedy.

6.2	Either Party shall not assign or transfer all or any of its rights or obligations in this Agreement without the prior written consent of the other Party (such content not to be unreasonably withheld).

6.3	If any part of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of any other provision of this Agreement shall not be affected or impaired in any way.

6.4	A modification, variation or amendment of this Agreement is not of any force unless it is in writing and duly executed by each of the Parties.
IN WITNESS WHEREOF, the Parties have made and executed this Agreement by their duly authorized representatives on this 26 day of July, 2010.

Signed for and on behalf of	Signed for and on behalf of
DTP TERRASSEMENT	RANDGOLD RESOURCES LIMITED
by its duly authorized officer:	by its duly authorized officer:

Name: Mr. Charles ALLAMAGNY	Name: Mr. Chris PRINSLOO
Title: Mining Director	Title: Financial and Commercial Manager

Signature :	Signature :

/s/ Charles Allamagny	/s/ Chris Prinsloo